Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-222324 on Form S-1 and related Prospectus dated January 12, 2018 of our report dated October 29, 2017, except for the effects of the reverse stock split described in Note 2 and for the subsequent events noted in Note 12, as to which the date is January 11, 2018, with respect to the financial statements of Menlo Therapeutics, Inc. for the years ended December 31, 2016 and 2015, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
January 11, 2018